     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1995

                                                      REGISTRATION NO. 33-
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               EXXON CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                       NEW JERSEY                                                13-5409005
              (STATE OR OTHER JURISDICTION                                    (I.R.S. EMPLOYER
           OF INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NO.)

                        225 E. JOHN W. CARPENTER FREEWAY
                                 IRVING, TEXAS
                                   75062-2298
                                 (214) 444-1000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             W.B. COOK, CONTROLLER
                               EXXON CORPORATION
                        225 E. JOHN W. CARPENTER FREEWAY
                                 IRVING, TEXAS
                                   75062-2298
                                 (214) 444-1000

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

                                                                                      PROPOSED
                                                                   PROPOSED           MAXIMUM
                                                                   MAXIMUM           AGGREGATE         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE        OFFERING        REGISTRATION
               REGISTERED                      REGISTERED         PER SHARE*           PRICE*             FEE
Common Stock, no par value...............      10,000,000         $68.8125           $688,125,000      $ 237,284.48

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low prices reported in The Wall Street Journal, Southwest Edition, of June 23, 1995, for the June 22, 1995 trading day.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
     PURSUANT TO RULE 429, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO COMMON STOCK REGISTERED UNDER FORM S-3 REGISTRATION STATEMENT NO. 33-49417.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1995

PROSPECTUS

                           [Exxon CORPORATION LOGO]

                         SHAREHOLDER INVESTMENT PROGRAM

     Exxon Corporation ('Exxon' or the 'Corporation') hereby offers participation in its Shareholder Investment Program (the 'Program'). The Program is designed to provide investors with a convenient and economical way to purchase shares of the Corporation's Common Stock, no par value ('Common Stock'), and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. See 'Exxon Corporation Shareholder Investment Program.'

Participants in the Program may:

   Automatically  reinvest  cash  dividends  on  all  or  a  portion  of   their
   certificated and Program shares.

   Invest by making optional cash payments at any time up to a maximum of $100,000 per year.

   Deposit share certificates for safekeeping.

     Shares of Common Stock required for the Program may be purchased in the open market, in privately negotiated transactions, or from the Corporation. At present, it is expected that such shares will be purchased on the New York Stock Exchange and that the Corporation will not receive any proceeds therefrom. The closing price of the Common Stock on June 22, 1995, on the New York Stock Exchange consolidated tape, was $69 per share. Shares will be credited to participant accounts at the average price per share of all shares purchased or sold for participants with respect to the relevant Investment Date.

     The Corporation will pay any applicable commissions or fees on participant purchases. In connection with market purchases, brokerage commissions paid by the Corporation on a participant's behalf are to be treated as distributions subject to income tax in the same manner as dividends.

     The price of any shares purchased from the Corporation will be the average of the high and low sale prices of Common Stock as reported on the New York Stock Exchange consolidated tape on the date of purchase.

     This Prospectus relates to 20,000,000 shares of Common Stock offered for purchase under the Program, approximately 9,000,000 of which have been purchased by participants prior to the date hereof.

     Shareholders who do not choose to participate in the Program will continue to receive cash dividends, as declared, in the usual manner.

     Shares offered under the Program to persons not presently shareholders of Exxon are offered through CS First Boston Corporation.

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS THE
     SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE ACCURACY  OR  ADEQUACY  OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE           CONTRARY
                             IS A CRIMINAL OFFENSE.

June   , 1995

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 75 Park Place, New York, New York, and 14th Floor, 500 West Madison Street, Chicago, Illinois. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which exchange the Common Stock and certain of the Corporation's other securities are listed.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Corporation with the Commission are incorporated herein by reference:

      1. Annual Report on Form 10-K for the year ended December 31, 1994.

      2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      3. The description of the Common Stock contained in the Corporation's Registration Statement on Form 10 filed on April 9, 1935, as amended by its Current Report on Form 8-K for the month of May 1970 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1987.

     In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Corporation will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information incorporated herein by reference, other than exhibits to such information. Requests should be addressed to: Exxon Corporation, Investor Relations, Post Office Box 160369, Irving, Texas 75016-0369 (Telephone (214) 444-1000).

                EXXON CORPORATION SHAREHOLDER INVESTMENT PROGRAM

     The following includes a complete statement of the Program.

PURPOSE; OTHER CONSIDERATIONS

     The purpose of the Program is to provide useful services for Exxon shareholders. In particular, the Program provides shareholders and others who wish to become shareholders with a convenient way to purchase Exxon Common Stock and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Nothing contained in this prospectus or in other Program information represents a recommendation by Exxon or anyone else that any person buy or sell Exxon stock. A DECISION TO UTILIZE THE PROGRAM SHOULD ONLY BE MADE AFTER AN INVESTOR HAS INDEPENDENTLY MADE THE NECESSARY INVESTMENT DECISION.

     The value of Exxon stock may increase or decrease. Program accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity.

ADVANTAGES

            Participants pay no brokerage fees in connection with PURCHASES of Common Stock under the Program.

            In addition to reinvestment of dividends, participants may invest additional funds in Common Stock through optional cash payments of not less than $50 and not more than $100,000 per calendar year. Optional investments may be made by check, money order, wire transfer, electronic funds transfer from a predesignated bank account, or, for eligible Exxon employees and retirees, payroll or annuity deduction. Optional investments may be made occasionally or at regular intervals, as the participant desires.

            Funds invested in the Program are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

            Persons not presently owning shares of Common Stock may become participants by making an initial cash investment of at least $250 to purchase shares under the Program.

            Participants may direct the Program Administrator to transfer, at any time and at no cost to the participant, all or a portion of the participant's Program shares to a Program account for another person.

            The Program offers a 'share safekeeping' service whereby participants may deposit their Common Stock certificates with the Program Administrator and have their ownership of such Common Stock maintained on the Administrator's records as part of their Program account.

            Quarterly statements are mailed to each participant listing all transactions in the participant's account. The statement for the fourth quarter will reflect all account activity for the year.

            Participants may establish an IRA and contribute, transfer or roll over amounts to the IRA through a Program account.

ADMINISTRATION

     The First National Bank of Boston (the 'Administrator') will administer the Program, purchase and hold shares of Common Stock acquired under the Program, keep records, send statements of account activity to participants, and perform other duties related to the Program. Participants may contact the Administrator by writing to:

                  Exxon Shareholder Investment Program
                  c/o Bank of Boston
                  P.O. Box 9156
                  Boston, MA 02205-9156

or by telephoning the Administrator toll free at (800) 252-1800. Operators are available between 8 a.m. and 7 p.m. Eastern time on business days and voice mail is available 24 hours a day. Written communications may also be sent to the Administrator by telefax. Participants should contact the Administrator for current telefax numbers.

     The Administrator also currently serves  as transfer agent, registrar,  and
dividend   paying  agent  for  the  Corporation  and  may  have  other  business relationships with the Corporation from time to time.

ELIGIBILITY

     Any person or entity, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Program, provided that (i) such person or entity fulfills the prerequisites for participation described below under 'Enrollment Procedures' and (ii) in the case of citizens or residents of a country other than the United States, its territories, and possessions, participation would not violate local laws applicable to the Corporation or the participant.

ENROLLMENT PROCEDURES

     After being furnished with a copy of this Prospectus, eligible applicants may join the Program by completing and signing an Enrollment Form and returning it to the Administrator. In order to participate in the Program, an enrollee must either deposit one or more share certificates with the Administrator for safekeeping, elect to reinvest cash dividends paid on one or more whole shares of Common Stock, or make an initial investment. Current registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their certificates. Non-shareholders must include an initial investment of at least $250 (and not more than $100,000) with their completed Enrollment Form (see 'Optional Cash Investments and Initial Investments' below).

     Beneficial owners of shares of Common Stock registered in the name of someone else (for example, a bank or broker) may participate in the Program by transferring some or all of those shares to the Administrator for their accounts (see 'Transfer of Shares from a Broker' below).

     Enrollment  Forms   will  be   processed   as  promptly   as   practicable.
Participation in the Program will begin after the properly completed Enrollment Form has been accepted by the Administrator.

INVESTMENT DATES

     The Program's 'Investment Dates' are Thursday of each calendar week or, if Thursday is not a day on which financial markets in New York City are open for business, the next day on which they are so open.

OPTIONAL CASH INVESTMENTS AND INITIAL INVESTMENTS

     Participants may make optional cash investments by personal check or money order, wire investment, payroll or annuity deduction (eligible Exxon employees and retirees only), or automatic deduction from a bank account. Optional cash investments must be at least $50 for any single investment and may not exceed $100,000 per calendar year. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

     Initial investments, for those who do not already own Common Stock, must be at least $250, in the form of a personal check or money order, and must be included with the completed Enrollment Form returned to the Administrator, except that no minimum initial investment is required for eligible Exxon employees and retirees who initiate payroll or annuity deductions at the time of enrollment.

     Optional cash investments and initial investments must be received by the Administrator no later than 12:00 Noon Eastern time one business day prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the optional cash investment or initial investment will be held by the Administrator and invested beginning on the next Investment Date. Upon a participant's written request received by the Administrator no later than two business days prior to the applicable Investment Date, an optional cash investment or initial investment not already invested under the Program will be cancelled or returned to the participant, as appropriate. However, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed by up to three weeks.

     NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE ADMINISTRATOR PENDING INVESTMENT. Accordingly, investors should transmit optional cash investments and initial investments so as to reach the Administrator shortly (but not later than 12:00 Noon Eastern time one business day) before an Investment Date. All optional cash investments and initial investments are subject to collection by the Administrator of full face value in U.S. funds.

     See 'Source and Price of Shares' below.

INVESTMENTS MAY BE MADE IN THE FOLLOWING WAYS:

  Check Investment

     Optional cash investments and initial investments may be made by personal check or money order payable in U.S. dollars to 'BKB -- Exxon'. Optional cash investments must be mailed to the Administrator together with the Cash Investment and Other Transaction Form attached to each statement of account sent to participants. Additional Cash Investment and Other Transaction Forms are available upon request from the Administrator.

  Wire Investment

     Optional cash investments may be made by wire transfer to the Administrator. Participants who wish to make a wire transfer should contact the Administrator for instructions. Participants making wire investments may be charged fees by the commercial bank initiating the transfer.

  Payroll or Annuity Deduction

     Eligible employees of the Corporation and its subsidiaries who are paid through a U.S. payroll ('eligible employees'), and eligible persons receiving annuity payments from the Corporation or its subsidiaries through a U.S. benefits office ('eligible retirees'), may make optional cash investments under the Program by having specified amounts (not less than $50 per month nor more than $100,000 per calendar year) deducted from each paycheck or annuity check. To initiate payroll or annuity deduction, an eligible employee or eligible retiree in the Program must complete, sign, and return to the Administrator a Payroll or Annuity Deduction Authorization Form. Forms are available upon request from the Administrator. Forms will be processed and will become effective as promptly as practicable.

     Exxon will make payroll or annuity deductions from each payroll or annuity check during the month and will promptly forward such funds to the Administrator. For purposes of the Program, annuity deductions on the first of the month will be included in the payment made to the Administrator for the prior month. The Administrator will invest funds in Common Stock once a month beginning on the first Investment Date. Accordingly, participants using this investment option should recognize that, depending on the applicable pay date, funds deducted from a particular paycheck or annuity check may not be invested by the Administrator for several weeks. NO INTEREST WILL BE PAID ON AMOUNTS HELD PENDING INVESTMENT.

     Eligible employees and retirees who wish to enroll in the Program but who are not shareholders may satisfy the requirement for an initial investment by initiating payroll or annuity deduction at the time of enrollment.

     Participants may change the amount of payroll or annuity deduction or terminate payroll or annuity deduction by completing and submitting a new Payroll or Annuity Deduction Authorization Form.

  Automatic Investment from a Bank Account

     Participants may make automatic monthly investments of a specified amount (not less than $50 per month nor more than $100,000 per calendar year) by electronic funds transfer from a pre-designated U.S. bank account.

     To initiate automatic monthly deductions, the participant must complete and sign an Automatic Investment Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Automatic Investment Forms may be obtained from the Administrator. Forms will be processed and will become effective as promptly as practicable.

     Once automatic monthly deduction is initiated, funds will be drawn from the participant's designated bank account on the business day preceding the last Investment Date of each month, and will be invested in Common Stock beginning on that Investment Date.

     Participants may change or terminate automatic monthly deduction by completing and submitting to the Administrator a new Automatic Investment Form. To be effective with respect to a particular month, however, the new Automatic Investment Form must be received by the Administrator prior to the last business day of the preceding calendar month.

REINVESTMENT OF CASH DIVIDENDS

     Participants may elect to reinvest cash dividends paid on all or a portion of the shares of Common Stock registered in their names and held in certificate form ('certificated shares') and the shares of Common Stock held in their Program accounts ('Program shares') by designating their election on the Enrollment Form. Participants electing partial reinvestment of cash dividends must designate the number of whole shares for which they want to receive cash dividends. Dividends paid on all other certificated and Program shares in the participant's name will be reinvested in additional shares of Common Stock.

     Reinvestment levels may be changed from time to time as a participant desires by calling the Administrator. To be effective with respect to a particular Common Stock dividend, any change in the reinvestment election must be received by the Administrator on or before the record date for such dividend. The record date is usually about one month prior to the payment of the dividend. The Corporation has historically paid cash dividends on the 10th of March, June, September and December, or on the 11th if the 10th is a Sunday.

     Once a participant elects reinvestment, cash dividends paid on certificated and Program shares standing in that participant's name will be reinvested in additional shares of Common Stock (see 'Source and Price of Shares' below). If the participant has specified partial reinvestment, that portion of such dividend payment not being reinvested will be sent to the participant by check in the usual manner or by direct deposit, if the participant has elected the direct deposit option (see 'Direct Deposit of

Dividends' below). The Administrator may, in its discretion, initiate purchase transactions for the reinvestment of dividends prior to the actual payment of dividends.

TERMINATION OF PARTICIPATION

     A participant may terminate participation in the Program at any time by giving written instructions to the Administrator. Upon termination, a certificate for any whole shares held in the Program for the participant will be issued. Alternatively, a participant may specify in the termination notice that all (but not less than all) whole Program shares be sold. The Administrator will make the sale beginning on the next Investment Date after receipt of the termination notice (see 'Source and Price of Shares' below), and the participant will receive a check for the proceeds, less an administrative charge of $5 and applicable brokerage commissions, if any (currently approximately $.10 per share).

     Whether whole Program shares are delivered or sold, participants terminating participation in the Program will receive a check for the cash value of any fractional share held in their Program accounts. Fractions of shares will be valued at the same price as whole shares sold with respect to the relevant Investment Date. After participation in the Program has been terminated, no further investments may be made without re-enrolling in the Program.

     For participants who have elected to reinvest dividends: if notice of termination is received on or before the fifth business day preceding a dividend payment date, the termination will be processed as described above and a separate check for the dividends will be mailed following the payment date. If notice of termination is received after the fifth business day preceding a dividend payment date, the termination will be processed after giving effect to reinvestment of the applicable dividend.

SALE OF SHARES

     Participants may request the Administrator to sell any number of whole shares held in their Program accounts by giving written instructions to the Administrator. The Administrator will make the sale beginning on the first Investment Date following receipt of the request (see 'Source and Price of Shares' below). The participant will receive the proceeds, less an administrative charge of $5 and applicable brokerage commissions, if any (currently approximately $.10 per share). Proceeds of shares sold through the Program will be paid to the participant normally by check. A request to sell all shares held in a participant's account will be treated as a termination of participation in the Program (see 'Termination of Participation' above).

     For participants who have elected to reinvest dividends: if instructions for the sale of shares are received on or before the fifth business day preceding a dividend payment date, the sale will be processed as described above and a separate check for the dividends will be mailed following the payment date. If instructions for the sale of shares are received after the fifth business day preceding a dividend payment date, the sale will be processed after giving effect to reinvestment of the applicable dividend.

SOURCE AND PRICE OF SHARES

  Source

     To fulfill Program requirements, the Administrator may purchase or sell shares in the open market or in privately negotiated transactions. The Administrator may also, in its discretion, purchase shares from or sell shares to the Corporation, to the extent the Corporation makes shares available or is willing to purchase shares and subject to certain regulatory limitations on the frequency with which the Corporation can change its determination to do so. It is currently expected that shares will be purchased and sold on the New York Stock Exchange. Market transactions are effected through agents (currently, CS First Boston Corporation) engaged by the Administrator. The Administrator may commingle each participant's funds with those of other participants for the purpose of executing purchases, and may offset purchases of shares against sales of shares to be made for participants under the Program with respect to the same Investment Date, resulting in a net purchase or a net sale of shares.

     The Administrator will purchase or sell shares as soon as practicable beginning on the relevant Investment Date and in no event later than 30 days (in the case of dividend reinvestment) or 35 days (in the case of initial and optional cash investments), respectively, after the relevant Investment Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations.

     Dividend   and  voting  rights  on  purchased  shares  will  commence  upon settlement, which is normally three business days after purchase.

     Shares purchased within a period of three (3) business days prior to and including a dividend record date are considered purchased 'ex-dividend' and therefore are not entitled to payment of that dividend.

  Price

     Shares purchased or sold for a participant with respect to a particular Investment Date will be credited to the participant's account at the WEIGHTED AVERAGE PRICE PER SHARE OF ALL SHARES PURCHASED OR SOLD FOR PARTICIPANTS, as appropriate, with respect to that Investment Date. Shares purchased or sold in the open market or in privately negotiated transactions are subject to such terms and conditions, including price and delivery, as the Administrator may accept. The Corporation will pay any applicable commissions or fees on the purchase of shares, but participants will be charged with an administrative charge and any commissions on sales as described under 'Sale of Shares' above. The price of shares purchased from or sold to the Corporation, if any, will be the average of the high and low sale prices of Common Stock as reported on the New York Stock Exchange consolidated tape on the date of the transaction.

DIRECT DEPOSIT OF DIVIDENDS

     Through the Program's direct deposit feature, participants may elect to have any cash dividends not being reinvested under the Program paid by electronic funds transfer to the participant's predesignated bank account. To receive such dividends by direct deposit, participants must first complete and sign the Direct Deposit Authorization Form and return the Form to the Administrator. Direct Deposit Authorization Forms are available upon request from the Administrator.

     Forms will be processed and will become effective as promptly as practicable. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Administrator. In order to be effective with respect to a particular dividend, the Direct Deposit Authorization form and any subsequent instructions must be received by the Administrator prior to the record date for the dividend.

SHARE SAFEKEEPING

     At the time of enrollment in the Program, or at any later time, participants may use the Program's 'share safekeeping' service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the participant's account under the Program. Thereafter, such shares will be treated in the same manner as shares purchased through the Program.

     By using the Program's share safekeeping service, participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Program, they may be transferred or sold through the Program in a convenient and efficient manner. See 'Termination of Participation' and 'Sale of Shares' above and 'Gift/Transfer of Shares Within the Program' below.

     Participants who wish to deposit their Common Stock certificates with the Administrator must send to the Administrator, preferably by registered, insured mail, the Common Stock certificates to be deposited, along with a properly completed Enrollment Form or Cash Investment and Other Transaction Form. Both
Forms are available from the Administrator. The certificates should not be endorsed.

TRANSFER OF SHARES FROM A BROKER

     Owners of Common Stock may wish to transfer to their Program accounts shares owned by them but held in 'street name' through a broker or other agent. To do so, participants must complete a Broker Transfer Form and return it to the Administrator. The Administrator, upon receipt of a properly completed Form, will contact the broker holding the shares of Common Stock and will arrange to transfer those shares specified by the participant into the name of the Administrator or its nominee for credit to the participant's account under the Program. Broker Transfer Forms are available upon request from the Administrator.

     Share owners wishing to enroll in the Program using shares transferred from a broker must include a properly completed Broker Transfer Form with the Enrollment Form returned to the Administrator. Participation in the Program will commence when shares of Common Stock are received by the Administrator from the transferring broker.

INDIVIDUAL RETIREMENT ACCOUNT

     The Administrator, The First National Bank of Boston, offers an Individual Retirement Account that invests in Common Stock through the Program (the 'Program IRA'). After being furnished with a copy of this Prospectus and the Administrator's IRA Agreement and Disclosure Statement, individuals may open a Program IRA by completing and signing an IRA Enrollment Form and returning it to the Administrator with an initial contribution. The minimum initial investment for a Program IRA is $250. For the purpose of rolling over an existing IRA or a qualified plan distribution, the maximum annual investment does not apply. IRA Enrollment Forms are available upon request from the Administrator.

     The  Program  IRA referred  to  above is  offered  by the  Administrator as
Trustee. Other custodians and trustees may offer similar services. The Administrator has the right to charge reasonable fees for its IRA services. Such fees are described in the IRA Disclosure Statement as in effect from time to time.

GIFT/TRANSFER OF SHARES WITHIN THE PROGRAM

     If a participant wishes to transfer the ownership of all or part of the shares held in the participant's Program account to a Program account for another person, whether by gift, private sale or otherwise, the participant may effect such transfer by mailing a properly completed Gift/Transfer Form to the Administrator. Requests for transfer are subject to the same requirements as for the transfer of Common Stock certificates, including the requirement of a Medallion signature guarantee on the stock assignment. Gift/Transfer Forms and Stock Power Forms are available upon request from the Administrator.

     Shares so transferred will continue to be held by the Administrator under the Program. An account will be opened in the name of the transferee, if he or she is not already a participant, and such transferee will automatically be enrolled in the Program. If the transferee is not already a registered shareholder or a Program participant, the donor may make a reinvestment election for the transferee at the time of the gift. The transferee may change the reinvestment election after the gift has been made as described under 'Reinvestment of Cash Dividends' above.

     The transferee will receive a statement showing the number of shares transferred to and held in the transferee's Program account. Also, if requested by the participant, a gift certificate acknowledging the transfer of shares will be made available free of charge.

REPORTS TO PARTICIPANTS

     Each participant will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information for each quarter during the year. The quarterly statement will consolidate all Program and certificated shares standing in the participant's name. The statement for the fourth quarter will reflect all account activity for the year. Each participant should retain these statements so as to be able to establish the cost basis of shares purchased under the Program for income tax and other purposes. Duplicate statements will be available from the Administrator.

     The Administrator will also send each participant a confirmation promptly after enrollment and after each optional check or wire investment, deposit, sale or transfer. Payroll deductions, annuity deductions, automatic monthly deductions and dividend reinvestments will not be individually confirmed, but rather will appear on the quarterly statements.

     In addition, each participant will receive copies of the same communications sent to other holders of shares of Common Stock, including the Corporation's annual report to stockholders, a notice of the annual meeting and accompanying proxy statement, and Internal Revenue Service information return, if so required, for reporting dividend income received.

     All notices, statements and reports from the Administrator to a participant will be addressed to the participant at his or her latest address of record with the Administrator. Therefore, participants must promptly notify the Administrator of any change of address. To be effective with respect to mailings of dividend checks and quarterly statements and reports for a particular quarter, address changes must be received by the Administrator prior to the record date for that quarter's dividend.

CERTIFICATES FOR SHARES

     Shares purchased and held under the Program will be held in safekeeping by the Administrator in its name or the name of its nominee. The number of shares (including fractional interests) held for each participant will be shown on each statement of account. Participants may obtain a new certificate for all or some of the whole shares of Common Stock held in their Program accounts upon written request to the Administrator. Any remaining whole or fractional Program shares will continue to be held by the Administrator. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment (see 'Reinvestment of Cash Dividends' above).

     Except as described above under 'Gift/Transfer of Shares Within the Program', shares of stock held by the Administrator for a participant's Program account may not be pledged or assigned. A participant who wishes to pledge or assign any such shares must request that a certificate for such shares be issued in the participant's name.

MISCELLANEOUS

  Stock Split, Stock Dividend or Rights Offering

     Any dividends in Common Stock or split shares distributed by the Corporation on Program shares will be added to the participant's account. Stock dividends or split shares distributed on certificated shares will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Program. If a participant has elected to receive cash dividends rather than reinvest them, the election will be adjusted proportionately in the event of a stock split.

     In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned, that is, the total number of Program and certificated shares standing in the participant's name.

  Voting of Program Shares

     Whole shares held in a Program account may be voted in person or by the proxy sent to the participant.

  Limitation of Liability

     Neither the Corporation nor the Administrator (nor any of their respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Program for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased or sold for participants, or any change in the market value of shares, or from failure to terminate a participant's account upon such a participant's death. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

  Change or Termination of the Program

     The Corporation may suspend, modify or terminate the Program at any time in whole, in part, or in respect of participants in one or more jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any shares then credited to a participant's account. Upon any whole or partial termination of the Program by the Corporation, certificates for whole shares held in an affected participant's account under the Program will be issued to the participant and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the same effective price as whole shares sold with respect to the next relevant Investment Date as described under 'Source and Price of Shares' above.

  Termination of Participation

     If a participant does not own at least one whole Program or certificated share in the participant's name, the participant's participation in the Program may be terminated. Exxon may also terminate any participant's participation in the Program after written notice in advance mailed to such participant at the address appearing on the Administrator's records. Participants whose participation in the Program has been terminated will receive certificates for any whole shares held in their accounts and a check for the cash value of any fractional share held in their Program accounts. Fractions of shares will be valued at the same price as whole shares sold with respect to the next relevant Investment Date as described under 'Source and Price of Shares' above.

                                THE CORPORATION

     Exxon Corporation, the issuer of the Common Stock offered hereby, was incorporated in the State of New Jersey in 1882. The Corporation's principal executive office is located at 225 E. John W. Carpenter Freeway, Irving, Texas 75062-2298, and its telephone number is (214) 444-1000.

     Divisions and affiliated companies of the Corporation operate in the United States and over 100 other countries. Their principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacturing of petroleum products, and transportation and sale of crude oil, natural gas and petroleum products. Exxon Chemical Company, a division of the Corporation, is a major manufacturer and marketer of petrochemicals. The Corporation and its affiliates are engaged in exploration for, and mining and sale of, coal and other minerals. The Corporation also has an interest in electric power generation in Hong Kong. Affiliates of the Corporation conduct extensive research programs in support of these businesses.

                                TAX CONSEQUENCES

     The Corporation believes the following is an accurate summary of the tax consequences of participation in the Program as of the date of this Prospectus. This summary does not reflect every possible situation that could result from participation in the Program, and, therefore, participants in the Program are advised to consult their own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

     In general, the amount of cash dividends paid by the Corporation is still includable in income even though reinvested under the Program. Under this general rule, the cost basis for federal income tax purposes of any shares acquired through the Program will be the price at which the shares are credited by the Administrator to the account of the participant as described in the section entitled 'Source and Price of Shares'. In connection with market purchases, BROKERAGE COMMISSIONS PAID BY THE CORPORATION ON A PARTICIPANT'S BEHALF ARE TO BE TREATED AS DISTRIBUTIONS SUBJECT TO INCOME TAX in the same manner as dividends. The amounts paid for brokerage commissions are, however, includable in the cost bases of shares purchased. The information return sent to participants and the IRS at year-end, if so required, will show such amounts paid on their behalf.

     The above rules may not be applicable to certain participants in the Program, such as tax-exempt entities (e.g., pension funds and IRAs) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.

     In the case of participants in the Program whose dividends are subject to U.S. backup withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld.

     In the case of foreign shareholders whose dividends are subject to U.S. federal tax withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax will be the responsibility of the shareholder.

                                USE OF PROCEEDS

     At present, it is expected that purchases of Common Stock under the Program will be made in the open market and that the Corporation will not receive any proceeds therefrom. If purchases of Common Stock are made directly from the Corporation, the Corporation intends to use any net proceeds from the sales of such shares for general corporate purposes.

                                 LEGAL MATTERS

     Counsel who has passed upon legal matters concerning the Program and the validity of the shares of Common Stock offered hereby is James Earl Parsons, who is regularly employed as Counsel for the Corporation. Mr. Parsons owns and has options to purchase shares of Common Stock and is a participant in the Program.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Exxon Corporation Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements similarly incorporated herein by reference to all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance on the reports of Price Waterhouse LLP, and any other independent accountants, relating to such financial statements and on the authority of such independent accountants as experts in auditing and accounting in giving such reports to the extent that the particular firm has examined such financial statements and consented to the use of their reports thereon.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Corporation or by any dealer or agent. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

                EXXON CORPORATION SHAREHOLDER INVESTMENT PROGRAM

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----

Available Information....................................................................     2
Documents Incorporated by Reference......................................................     2
Exxon Corporation Shareholder Investment Program
  Purpose; Other Considerations..........................................................     3
  Advantages.............................................................................     3
  Administration.........................................................................     4
  Eligibility............................................................................     4
  Enrollment Procedures..................................................................     4
  Investment Dates.......................................................................     5
  Optional Cash Investments and Initial Investments......................................     5
  Reinvestment of Cash Dividends.........................................................     7
  Termination of Participation...........................................................     8
  Sale of Shares.........................................................................     8
  Source and Price of Shares.............................................................     9
  Direct Deposit of Dividends............................................................     9
  Share Safekeeping......................................................................    10
  Transfer of Shares from a Broker.......................................................    10
  Individual Retirement Account..........................................................    11
  Gift/Transfer of Shares Within the Program.............................................    11
  Reports to Participants................................................................    11
  Certificates for Shares................................................................    12
  Miscellaneous..........................................................................    12
The Corporation..........................................................................    14
Tax Consequences.........................................................................    14
Use of Proceeds..........................................................................    15
Legal Matters............................................................................    15
Experts..................................................................................    15

                                                                Printed on Recycled Paper ['RECYCLED' Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee.................................   $237,284.48
Printing and Engraving Expenses.....................................................         5,000*
Accountants' Fees and Expenses......................................................         3,000*
Blue Sky Fees and Expenses..........................................................        10,000*
Miscellaneous.......................................................................         5,000*
                                                                                       -----------
     Total..........................................................................   $260,284.48*
                                                                                       -----------
                                                                                       -----------

- ------------

*  Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Exxon Corporation has no provisions for indemnification of directors or officers in its certificate of incorporation. Article X of the By-Laws of Exxon Corporation provides that it shall indemnify to the full extent permitted by law any director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of Exxon Corporation or any subsidiary or served any other enterprise at the request of Exxon Corporation against expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement. The New Jersey Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

     Exxon Corporation has purchased directors and officers liability insurance coverage from Ancon Insurance Company, Inc., an indirectly wholly-owned subsidiary of Exxon Corporation ('Ancon'), subject to cancellation by Ancon upon 365 days' written notice. In general, such insurance provides coverage up to $100 million for payment on behalf of directors and certain officers of Exxon Corporation of amounts they are legally obligated to pay because of covered risks for which Exxon Corporation is not required or permitted to indemnify them.

ITEM 16. EXHIBITS

     See Index to Exhibits.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided,  however, that the  undertakings set forth  in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Exxon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 28th day of June, 1995.

                                          EXXON CORPORATION

                                                    /S/ E. A. ROBINSON
                                           .....................................
                                                     (E. A. ROBINSON)
                                               VICE PRESIDENT AND TREASURER

     Pursuant  to  the  requirements  of  the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                              DATE
- ------------------------------------------  --------------------------------------------   -------------------

                    *                       Chairman of the Board and Chief Executive         June 28, 1995
 .........................................    Officer (Principal Executive Officer)
             (L. R. RAYMOND)

                    *                       Director                                          June 28, 1995
 .........................................
             (R. W. BROMERY)

                    *                       Director                                          June 28, 1995
 .........................................
           (D. WAYNE CALLOWAY)

                    *                       Director                                          June 28, 1995
 .........................................
                (JESS HAY)

                    *                       Director                                          June 28, 1995
 .........................................
           (JAMES R. HOUGHTON)

                    *                       Director                                          June 28, 1995
 .........................................
             (WILLIAM HOWELL)

                    *                       Director                                          June 28, 1995
 .........................................
          (PHILIP E. LIPPINCOTT)

                    *                       Director                                          June 28, 1995
 .........................................
         (MARILYN CARLSON NELSON)

                    *                       Director                                          June 28, 1995
 .........................................
              (C. R. SITTER)

                    *                       Director                                          June 28, 1995
 .........................................
             (JOHN H. STEELE)

                    *                       Director                                          June 28, 1995
 .........................................
           (ROBERT E. WILHELM)

                    *                       Director                                          June 28, 1995
 .........................................
           (JOSEPH D. WILLIAMS)

                SIGNATURE                                      TITLE                              DATE
- ------------------------------------------  --------------------------------------------   -------------------
              E. A. ROBINSON                Treasurer (Principal Financial Officer)           June 28, 1995
 .........................................
             (E. A. ROBINSON)

                    *                       Controller (Principal Accounting Officer)         June 28, 1995
 .........................................
               (W. B. COOK)

      *By        /s/ E. A. ROBINSON
 .........................................
             (E. A. ROBINSON)
             ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT NO.                                            DESCRIPTION                                             PAGE
- ------------  ----------------------------------------------------------------------------------------------   ----

     5        -- Opinion of James Earl Parsons, counsel for Exxon Corporation...............................
   23(a)      -- Consent of James Earl Parsons (included in the opinion filed as Exhibit 5 to this
                 Registration Statement).....................................................................
   23(b)      -- Consent of Independent Accountants.........................................................
     24       -- Power of Attorney..........................................................................